Exhibit 10.7

Watson Wyatt & Company

Performance Share Bonus Incentive Program

Summary

The Performance Share Bonus Incentive Program (the Program) is a long-term bonus program for senior executives, designed to strengthen incentives and align behaviors to grow the business in a way that is consistent with the strategic goals of the Company.  Incentives are provided through grants of deferred stock units tied to a 3-year performance period with vesting contingent upon meeting certain Company goal thresholds.  This bonus program does not replace the Fiscal Year End Bonus (FYEB).

Eligibility

Associates of Watson Wyatt & Company and its Affiliates will be eligible for nomination to participate in the Program.  Eligible participants will be nominated and approved by the Compensation Committee of the Board (the Committee).  Generally, associates eligible for nomination will be high performing, senior-level executives that have direct impact or responsibility for driving strategy throughout the organization.

Performance Period

The performance period is a 3 year period that begins on July 1, 20xx and ends on June 30, 20xx+3.  For example, the performance period that begins on July 1, 2004 will end on June 30, 2007.  Baseline metrics are established at the beginning of the performance period.  At the end of the performance period, performance metrics will then be measured.  The Company will follow its standard process for financial reporting following the close of the fiscal year.  Once Company financial results are finalized (August following end of fiscal year) the final performance metric results for the most recent performance period can be determined.

Grants

Grants of stock (performance shares) are made under the 2001 Deferred Stock Unit Plan for Selected Employees.  Grants are based on the value of the cash portion of the Fiscal Year End Bonus target.  A multiplier, which varies by participation tier, is then applied to that value to determine the cash value of the performance shares.  The cash value is then converted to a number of shares of stock based on the stock market closing price on the last day of the fiscal year prior to the grant.  For calculation purposes, band and salary information will be based on what is in effect as of October 1 of the first fiscal year of the performance period.

All performance share grants will be made by the Committee at the beginning of each performance period (following the fiscal year end close process).  Final grant amounts will generally be determined by the method outlined here.  However, the Committee, at its discretion, may adjust final grant amounts.

Vesting

The performance shares will vest 3 years from the date of grant based on the achievement of certain performance metrics.  Company performance goals are established by the Committee at the beginning of each performance period.  At the conclusion of each performance period, Company performance metrics are measured against goals over the same period to determine the percentage of the grant to be awarded.  The actual award is determined by an earnout schedule which defines performance level ranges and associated earnout of grants.  Vested shares are distributed to participants in September following the end of the performance period and the fiscal year end close.

Performance Metrics and Earnout

The final earnout for each performance period is determined by evaluating actual Company performance, using pre-defined metrics, for the full 3-year performance period.  Baselines for each metric will be established at the beginning of each performance period by the Committee.  The baseline will be determined by recording the metric as of the last day of the prior fiscal year (6/30).

There are two types of performance metrics:

1.               Financial metric

2.               Strategic metrics

The purpose of the financial metric is to ensure that the Company is meeting fundamental business objectives while striving to achieve the Horizon goals.  Financial metrics that may be used include EPS, NOI, Revenue, etc.

The strategic metrics are used to determine Company performance in a way that is consistent with the Horizon strategy.  There are two strategic metrics and each are plotted against each other to determine the award percentage within each earnout schedule.  The intersection of the two results will determine the final percentage of grant awarded to each participant.

Earnout Schedules

Earnout schedules using minimum E.P.S Growth as the basic metric and Target Market Penetration and Integration (cross-selling) as the performance metrics.

Earnout Schedule 1	Earnout Schedule 2	Earnout Schedule 3

Earnout example for Performance Period 7/1/2004 – 6/30/2007

Metric	E.P.S. as of 6/30/2004	E.P.S. Growth for the period 7/1/2004 - 6/30/2007	Percentage Used for Earnout
E.P.S. Growth	$1.54	+$.39 to $1.93 (25%)	Earnout Schedule 2
Penetration	34%	37%
Integration	41%	43%	90% Earnout

Performance Metrics for Performance Period 7/1/2004 – 6/30/2007

Financial Metric

Earnings Per Share (E.P.S.) Growth – Annual E.P.S. for the fiscal year before the start of the performance period compared to annual E.P.S. of the 3rd year of the performance period, expressed as a percentage.  Annual E.P.S. is determined by dividing total earnings by the number of shares outstanding.

Strategic Metrics

1.               Penetration – Percentage of target market companies (1,931 for FY05) that are Watson Wyatt clients.  The performance period percentage will be determined by using the target market list in effect for the last fiscal year of the performance period.

2.               Integration – Percentage of target market clients (1,931 for FY05) purchasing multiple (2 or more) lines of business with billings of at least $50,000 per year for each practice.  The performance period percentage will be determined using the target market list in effect for the last fiscal year of the performance period.

Target market companies include the Fortune 1000, the P&I 1000 as well as other companies deemed equivalent and approved by the Division Managers.  The target market company list is developed at the end of each fiscal year for use during the next fiscal year.  At least $50,000 in billings during the fiscal year is required for a company to be counted as a client.

Termination Provisions

Participants whose employment terminates for reasons other than death, disability or retirement will forfeit all future payouts.  Participants that decease, become permanently disabled or retire may be eligible to receive an earnout for each performance period for which shares have been granted, prorated by service.  Prorated service will be based on the number of full months of active employment during the performance period.  The Committee and CEO reserve the right to evaluate and determine actual prorated payouts on a case by case basis for Program participants.

Change in Control or Capitalization

A change in control or capitalization (merger, consolidation, reorganization, stock split, acquisition, etc.) may affect the value of performance shares granted, earnout of vested performance shares or other provisions of the Program.  To assure fair and equitable treatment of participants in the event of such a change in control or capitalization, the Committee, at its discretion, may make changes to grants and/or vesting that is consistent with the Change in Control and Change in Capitalization provisions described in the 2001 Deferred Stock Unit Plan for Selected Employees.

Under these circumstances, the Committee may make appropriate adjustments to the number of performance shares granted for any performance period, accelerate the vesting of any performance shares granted, or provide for payment in cash in lieu of shares.